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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 pertaining to the Province Healthcare Company 1997 Long-Term Equity Incentive Plan and the Province Healthcare Company Employee Stock Purchase Plan and to the incorporation by reference therein of our report dated February 21, 2002, except for Note 15, as to which the date is March 18, 2002, with respect to the consolidated financial statements and schedule of Province Healthcare Company included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                                     /s/  Ernst & Young LLP

Nashville, Tennessee
July 23, 2002